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                                                                   EXHIBIT 10.84

                        AGREEMENT OF PURCHASE AND SALE

      THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") is made as of this 20th day of December, 2000 ("Effective Date") by and between ADAM WUEST CORPORATION, a Delaware corporation ("Seller") and BUDIG REALTY LLC., an Ohio limited liability company ("Purchaser").

      In consideration of the mutual covenants and provisions herein contained and other good and valuable consideration, Seller and Purchaser agree as follows:

                                    ARTICLE 1
                                   BASIC TERMS

      1.1 Basic Terms. The following constitute the "Basic Terms" of this Agreement for the sale by Seller and the purchase by Purchaser of the Property.

            1.1.1 Property: The land located at 645 Linn Street, Cincinnati, Hamilton County, Ohio 45203 (the "Land"), together with all buildings, fixtures and other equipment and improvements located thereon, or used in connection therewith, if any (collectively, the "Improvements"), as such Land is more particularly described in Exhibit A attached hereto, together with all easements, air rights and privileges appurtenant to the Property (the Land and Improvements are herein collectively referred to as the "Property");

            1.1.2 Purchase Price:             $3,650,000.00;

            1.1.3 Initial Earnest Money:      $10,000.00 payable into escrow
                                              within forty-eight (48) hours
                                              after execution and delivery
                                              of this Agreement;

            1.1.4 Additional Earnest Money:   $90,000.00 upon expiration of the
                                              Inspection Period;

            1.1.5 Target Closing Date:        September 1, 2001;

            1.1.6 Brokers:

                  Seller's Broker:            None

                  Purchaser's Broker:         None

            1.1.7 Addresses for Notice:

                  Purchaser:                  BUDIG REALTY LLC., an Ohio limited
                                                liability company
                                              1100 Gest Street
                                              Cincinnati, Ohio 45203-1198
                                              Telephone: (513) 621-6111
                                              Facsimile: (513) 621-4330

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                  with a required copy
                  (which shall not
                  constitute notice) to:    Keating, Muething & Klekamp, P.L.L.
                                            1400 Provident Tower
                                            One East Fourth Street
                                            Cincinnati, Ohio 45202
                                            Attention: Jody T. Klekamp, Esq.
                                            Telephone: (513) 579-6954
                                            Facsimile: (513) 579-6999

                  Seller:                   Adam Wuest Corporation
                                            645 Linn Street
                                            Cincinnati, Ohio  45203
                                            Attention: David W. Deye
                                            Telephone: (800) 488-4409
                                            Facsimile: (513) 421-9229

                  with a required copy
                  (which shall not
                  constitute notice) to:    Kirkland & Ellis
                                            153 East 52nd Street
                                            New York, New York 10027
                                            Attention: Edward M. Collins, Esq.
                                            Telephone: (212) 446-4800
                                            Facsimile: (212) 446-4900

            1.1.8 Title Company/
                  Escrow Agent:             Riverbend Commercial Title Agency
                                            Limited Partnership
                                            1500 Tri-State Building
                                            432 Walnut Street
                                            Cincinnati, Ohio 45202
                                            Attn: Don R. Gardner, Esquire
                                            Telephone: 513-579-6569
                                            Facsimile: 513-579-6999

                                    ARTICLE 2
                         AGREEMENT OF PURCHASE AND SALE

      Seller hereby agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to acquire and purchase the Property, for the Purchase Price, and subject to the Basic Terms, and in accordance with the terms and subject to the warranties, covenants and conditions contained herein.

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                                    ARTICLE 3
                                 PURCHASE PRICE

      3.1 The total purchase price which Purchaser agrees to pay and Seller agrees to accept for the Property shall be the sum of Three Million Six Hundred Fifty Thousand and 00/100 Dollars ($3,650,000.00) ("Purchase Price"), payable as follows:

            3.1.1 Purchaser shall deposit with Escrow Agent the amount of Ten Thousand and no/100 Dollars ($10,000.00) in immediately available U.S. federal funds (the "Initial Earnest Money") within forty-eight (48) hours of the execution and delivery of this Agreement by Seller and Purchaser. If Purchaser does not terminate this Agreement prior to the expiration of the Inspection Period, Purchaser shall deposit with Escrow Agent the additional amount of Ninety Thousand and no/100 Dollars ($90,000.00) in immediately available U.S. federal funds prior to the expiration of the Inspection Period (the "Additional Earnest Money"); the term "Earnest Money" shall refer to the Initial Earnest Money from the date of this Agreement until the expiration of the Inspection Period, and shall refer to the Initial Earnest Money and Additional Earnest Money collectively from and after the expiration of the Inspection Period, and the Earnest Money shall be non-refundable to Purchaser, except as otherwise expressly provided in this Agreement. The Earnest Money shall be held, at Purchaser's risk, in an interest bearing account selected by Purchaser. All interest accruing on the Earnest Money prior to Closing (as hereinafter defined) shall be added thereto and shall become a part thereof and upon Closing in accordance with this Agreement the Earnest Money shall be credited to Purchaser. The Earnest Money shall be held and disbursed by the Escrow Agent pursuant to the terms of an Escrow Agreement mutually agreed to between the parties. The Earnest Money shall be credited against the Purchase Price at the Closing.

            3.1.2 At Closing, the balance of the Purchase Price, subject to the adjustments and prorations provided in this Agreement, shall be paid by Purchaser to Seller by wire transfer of immediately available funds, or by certified or cashier's check.

                                    ARTICLE 4
                                INSPECTION PERIOD

      4.1 Property Inspection. Seller shall make the Property available for inspection by Purchaser and its agents and employees during the Inspection Period (as hereinafter defined). Purchaser may, at Purchaser's sole risk and expense (except as provided herein), undertake a complete physical inspection of the Property and all mechanical systems and equipment located thereon as Purchaser deems appropriate, for Purchaser's acquisition and development of the Property including, but not limited to, inspection and survey (the "Inspections") of the following:

            (i) the performance of soil tests, engineering and structural studies and assessment of, the availability of, capacity and cost of accessing all utilities, including gas, sewer, water, electricity and telephone;

            (ii) the performance of the environmental testing referenced herein and the determination by Purchaser that there do not exist Environmental Conditions with respect to the Property that could require remedial action or that may result in claims, demands or liabilities to Purchaser; and

            (iii) review by the Purchaser of all applicable zoning, building, land-use and other laws, ordinances, statutes and regulations, and applicable restrictions and covenants, including (but not limited to) laws relating to governmental business zone, and the satisfaction by Purchaser that the Property can be used for Purchaser's use;

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provided, however, that (a) Purchaser shall provide Seller with at least twenty-four (24) hours prior notice of each of the Inspections; (b) Purchaser's Inspectors (as hereinafter defined) shall be accompanied by an employee, agent or representative of Seller; (c) the Inspections shall be conducted by Purchaser's Inspectors during normal business hours; (d) Purchaser's Inspectors shall not perform any drilling, coring or other invasive testing, without Seller's prior written consent, which consent may be withheld in Seller's sole discretion; and (e) the Inspections shall not unreasonably interfere with the operations of the Seller's business at the Property, and Purchaser's Inspectors shall comply with Seller's requsts with respect to the Inspections to minimize such interference.

      Purchaser agrees to pay, protect, indemnify and save Seller harmless against all liabilities, claims, damages (but not lost profits or opportunity costs), causes of action, judgments, costs and expenses (collectively, "Damage"), incurred by Seller in connection with or arising out of the entry upon the Property by Purchaser's employees, agents or independent contractors (collectively, "Purchaser's Inspectors") and the actions of such persons on the Property. This foregoing indemnification shall survive the Closing or the expiration or termination of this Agreement.

      4.2 Seller's Reports. Within ten (10) days following the Effective Date of this Agreement, Seller shall deliver to Purchaser or make available for copying by Purchaser all books, leases agreements, current operating statements, current rent roll, records and information relating to the Property in Seller's possession or otherwise available to Seller ("Records"). The Records shall include all title insurance policies and commitments, surveys, engineering and environmental reports and studies, soil test reports, notices and correspondence to and from governmental entities, and utility companies, building plans and specifications and permits, licenses and other reports and correspondence relating to the Property and the use thereof.

      4.3 Title Policy and Survey.

            4.3.1 Title Commitment. Within sixty (60) days after the Effective Date, Purchaser shall obtain a current commitment showing title to the Property in Seller's name, and issued by the Title Company as agent for Chicago Title, wherein the Title Company shall commit to issue to Purchaser an Owner's title insurance policy, A.L.T.A. Policy Form B-1970 or 1992 Form, in the amount of the Purchase Price with all Standard and General Exceptions deleted and endorsed over so as to afford full "extended form coverage" insuring the marketability of the Property, subject only to the following "Permitted Exceptions". It is understood and agreed that the Property is being sold by Seller to Purchaser hereunder free and clear of all liens, claims and encumbrances except for the Permitted Exceptions, and it is further understood and agreed that the conveyance by Limited Warranty Deed to be delivered by Seller pursuant thereto shall be subject only to said Permitted Exceptions which are as follows:

            (i) Any and all provisions of any ordinance, municipal regulation, or public law;

            (ii) Easements of record on the date hereof so long as such easements do not interfere with, obstruct, impose costs on, or otherwise impair Purchaser's intended use and enjoyment of the Property;

            (iii) Installments of real estate taxes and assessments, a lien upon the Property, but not yet due and payable;

            (iv) Legal highways; and

            (v) all liens or encumbrances created by Purchaser.

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Any mortgages or other monetary liens on the Property at Closing shall be discharged by Seller at the time of Closing out of the Purchase Price, including, without limitation, any mechanic's liens.

            4.3.2 Survey. Within sixty (60) days after the Effective Date, Purchaser shall obtain an as-built survey ("Survey") of the Property including an acreage and square foot certification, prepared by a registered land surveyor, duly licensed in the State of Ohio, certified to the Title Company and to Purchaser in full A.L.T.A. form. Seller shall provide to Purchaser the existing ALTA Survey for the Property within ten (10) days after the Effective Date of this Agreement.

            4.3.3 Defects and Cure. The items described above in this Section
4.3 are collectively referred to as "Title Evidence". Purchaser shall notify Seller of Purchaser's approval of the Title Evidence, or of disapproval of any matter contained in the Title Evidence, within five (5) days after the later to occur of Purchaser's receipt of the title commitment or Survey. Except for real estate taxes that are to be prorated at Closing, and mortgages and other monetary liens that are to be discharged and paid at Closing out of the Purchase Price, Purchaser's failure to notify Seller of disapproval of any matter within the foregoing time period shall be deemed to be approval of such matter. If the Title Evidence discloses conditions or matters which Purchaser determines might adversely affect Purchaser's intended use or make the title to the Property unmarketable or uninsurable (collectively, "Defects"), said Defects shall, as a condition of the Closing, be cured or removed from the Title Evidence five (5) days after notice to Seller of the item of Title Evidence constituting the Defect(s), and the Closing shall thereafter take place, either on the date of Closing hereinafter specified, or ten (10) days after the Defect is cured, whichever is later. If Seller cannot cure and remove all Defects, this Agreement may be terminated, at Purchaser's election, by written notice given to the Seller within ten (10) days after expiration of the period allowed for cure or after Seller's notice to Purchaser of its inability or intention not to cure, whichever is sooner. Purchaser may, at its sole election, by such notice, proceed to close this transaction notwithstanding any Defects. Absent an affirmative election by Purchaser to close, this Agreement shall terminate without further action of the parties at the close of the 11th day following the last permitted cure period, the Earnest Money shall be refunded to Purchaser, and neither party shall have any further rights or obligations hereunder other than those rights and/or obligations which are expressly stated to survive expiration or termination of this Agreement.

      4.4 Inspection Period. Purchaser shall have a period of sixty (60) days, commencing upon the Effective Date of this Agreement, in which to determine based on the above inspections that they do not desire to purchase the Property as herein provided (the "Inspection Period"). If Purchaser elects not to purchase the Property, Purchaser shall provide written notice thereof to Seller not later than the sixtieth (60th) day following the date of this Agreement, and upon receipt of such notice prior to the expiration of the Inspection Period this Agreement shall terminate and neither party shall have any further rights or obligations hereunder other than those rights or obligations which are expressly stated to survive expiration or termination of this Agreement. Following such sixty (60) day period, Purchaser shall be deemed to have conducted a full and complete inspection of the Property, and shall have no further right to terminate this Agreement, except as otherwise specifically set forth herein.

                                    ARTICLE 5
                                FAILURE TO CLOSE

      In the event that Seller is ready, willing, and able to convey the Property in accordance with this Agreement, and Purchaser are obligated under the terms of this Agreement to consummate the transaction evidenced by this Agreement but fails to consummate this Agreement and take title, then the parties hereto recognize and agree that the damages that Seller will sustain as a result thereof will be substantial, but difficult if not impossible to ascertain. Therefore, the parties agree that, in the event of Purchaser's default, Seller shall retain the Earnest Money paid by

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Purchaser in accordance with Paragraph 3.1.1 of this Agreement as liquidated damages for such failure to close. Seller's right to retain the Earnest Money as provided in the Escrow Agreement shall constitute the waiver by Seller of all other rights and remedies against Purchaser, and Purchaser shall be relieved of all other liability to Seller of any nature whatsoever.

      If the Closing is not concluded at no fault of Purchaser, Purchaser, at its option, (a) may elect to enforce the terms hereof by action for specific performance, and/or exercise any other right or remedy available to it at law or in equity, or (b) may terminate this Agreement by notice to Seller and receive a full refund of the Earnest Money. Upon any termination under (b) above, the parties shall have no further rights and obligations hereunder other than those rights and/or obligations which are expressly stated to survive expiration or termination of this Agreement.

                                    ARTICLE 6
                          CLOSING AND TRANSFER OF TITLE

      6.1 Closing. The parties hereto agree to close this purchase and sale on or before September 1, 2001 at the office of Keating, Muething & Klekamp, P.L.L., 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202, at such exact date and time as may be agreed upon by the parties hereto ("Closing").

      6.2 Seller's Documents; Other Deliveries. At Closing, Seller shall execute and deliver to Purchaser the following documents, and shall also make the other deliveries provided for hereinafter, all as follows:

            6.2.1 A Limited Warranty Deed to the Property (the "Deed"), proper for recording, conveying fee simple, insurable and marketable title in the Property to Purchaser free, clear, and unencumbered both of record and in fact, with release of dower, if necessary, subject, however, to the Permitted Exceptions;

            6.2.2 A Bill of Sale attached hereto conveying any personal property;

            6.2.3 An assignment of all permits, licenses and certificates of authority granted to Seller for the ownership, occupation and operation of the Property, if any;

            6.2.4 Documents reasonably satisfactory to counsel for Purchaser, indemnifying Purchaser from all liability and expense, including reasonable attorneys' fees, that Purchaser may incur in connection with unfiled mechanics' liens in the event of any work being completed or performed, or material being furnished, at, on, or about the Property prior to Closing;

            6.2.5 A certificate in affidavit form, reasonably satisfactory to counsel for Purchaser, executed by Seller, and dated as of the Closing, which provides that all Seller's warranties and representations set forth in this Agreement were, as of the date hereof, and are, as of the date of Closing, true and correct with the same force and effect as if each such warranty and representation were made again at the Closing;

            6.2.6 All consents which may be required from any third person or entity in connection with the sale of the Property;

            6.2.7. Copies of all licenses, permits, authorizations, and approvals, if any, required by law and issued by all governmental authorities having jurisdiction over the Property, including, but not limited to, the original of the bill for current and unpaid real estate taxes, if any;

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            6.2.8 A resolution from Seller's board of directors evidencing authorization of the officer acting for Seller and authorization and approval of this Agreement and the transactions contemplated herein;

            6.2.9 Certification of Nonforeign Status pursuant to Section 1445(b)(2) of the Internal Revenue Code and an IRS Form 1099S;

            6.2.10 In the event that Purchaser elects to qualify the purchase of the Property as part of a tax-free exchange under Section 1031 of the Internal Revenue Code, as provided in Section 14.1 below, any documents which Purchaser needs Seller to execute in order to qualify said transaction in form and substance reasonably acceptable to Seller; and

            6.2.11 Such other documents or instruments, including a typical title affidavit, as may be reasonably required by Purchaser or its legal counsel, the Title Company, or required by other provisions of this Agreement, or reasonably necessary to effectuate the Closing. All of the documents and instruments to be delivered by Seller hereunder shall be in form and substance reasonably satisfactory Purchaser and its legal counsel.

      6.3 Possession. Seller shall deliver exclusive possession of the Property to Purchaser at Closing.

      6.4 Purchaser's Conditions. The obligation of Purchaser to close the transactions contemplated hereby is subject to the following conditions, inserted for Purchaser's sole benefit and which may be waived by Purchaser at its sole option only by notice to Seller by an instrument in writing:

            6.4.1 Representations and Warranties True at Closing. The representations and warranties of Seller contained in Article 10 of this Agreement shall be true on and as of the date of Closing in all material respects as though such representations and warranties were made on and as of such date.

            6.4.2 Performance of Seller's Covenants. Seller shall not have breached any material affirmative covenant contained in this Agreement to be performed by Seller on or prior to the Closing.

            6.4.3 Approval of Inspections and Title. Purchaser shall have either affirmatively approved or shall have been conclusively deemed (pursuant to the provisions of Article 4 hereof) to have approved all of the matters set forth in
Article 4 in respect to which Purchaser has, under the provisions of this Agreement, a right of inspection and/or approval; or, in the event Purchaser has delivered written objections to Seller in respect to any such matters, Seller have remedied such objections prior to Closing in the manner and within the time period provided in this Agreement therefor, or Purchaser has waived same in writing.

            6.4.4 Delivery of Seller's Closing Documents. Seller shall have timely delivered to Purchaser in form reasonably satisfactory to Purchaser and its legal counsel, the documents and all other items required by this Agreement.

            6.4.5 Title Policy. The Title Company shall at Closing have delivered or irrevocably committed itself in writing to deliver the Title Policy.

      6.5 Purchaser's Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent for the benefit of Seller all of the (i) documents, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items, set forth in this Section 6.5, as follows:

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            6.5.1 The Purchase Price to be paid by Purchaser pursuant to Section
3.1above.

            6.5.2 A counterpart of each of the documents and instruments to be delivered by Seller under Section 6.2 which require execution by Purchaser; and

            6.5.3 Such other documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate or better effectuate the transactions contemplated by this Agreement.

      6.6 Seller's Conditions. The obligation of Seller to close the transactions contemplated hereby is subject to the following conditions, inserted for Seller's sole benefit and which may be waived by Seller at its sole option only by notice to Purchaser by an instrument in writing:

            6.6.1 Receipt of the Purchase Price. Purchaser shall have paid the Purchase Price to Seller or deposited the Purchase Price with Escrow Agent pursuant to Section 3.1 above, and Purchaser shall have delivered a disbursement notice to Escrow Agent instructing Escrow Agent to disburse the Earnest Money to Seller in accordance with the Escrow Agreement.

            6.6.2 Purchaser's Deliveries. Purchaser shall have delivered to Seller or deposited with Escrow Agent in the closing escrow for the benefit of Seller, all of the documents and other items set forth in Section 6.5.

            6.6.3 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (unless such representation or warranty is made expressly as of another date).

            6.6.4 Replacement Facility. The premises leased by Seller in Evandale, Ohio, pursuant to that certain lease between Al. Neyer, Inc., as landlord, and Seller, as tenant, dated as of September 19, 2000 shall be ready for occupancy by Seller.

            6.6.5 Covenants and Obligations. Purchaser shall have performed its covenants and obligations under this Agreement in all material respects.

                                    ARTICLE 7
       PRORATIONS OF REAL ESTATE TAXES AND ASSESSMENTS, AND MISCELLANEOUS
          EXPENSES; PAYMENT BY THE PARTIES OF THEIR RESPECTIVE EXPENSES

      7.1 Real Estate Taxes and Assessments. Real estate taxes and assessments shall be prorated between the parties, as of Closing, in the manner customary in the location of the Property based on the latest available tax bill.

      7.2 Utility Expenses; and Miscellaneous Expenses. Final readings on all gas, water and electric meters shall be made as of the date of Closing, if possible. Seller shall be responsible for all charges for consumption of utilities on and prior to the date of Closing and Purchaser shall be responsible for utility charges after the date of Closing. Any deposits made by Seller with utility companies shall be returned to Seller. Purchaser shall be responsible for making all arrangements for the continuation of utility services and the payment of the charges therefor.

      7.3 Estimates. All items which are not subject to an exact determination shall be estimated by the parties. When any item so estimated is capable of exact determination after the Closing, the party in possession of the facts

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necessary to make the determination shall send the other party a detailed report on the exact determination so made and the parties shall adjust the prior estimate within ten (10) days after both parties have received said reports. Either party will be entitled, at its own expense, to audit the records supporting the determination made. All prorations shall be made as of 11:59 p.m. on the day prior to the date of the Closing.

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                                    ARTICLE 8
                            CASUALTY OR CONDEMNATION

      8.1 Condemnation. If between the Effective Date of this Agreement and the Closing date all or any portion of the Property is taken or is made subject to condemnation, eminent domain or other governmental or quasi-governmental acquisition proceedings, then the following provisions shall apply. If Seller receives a written notice from any governmental or quasi-governmental authority with powers of eminent domain to the effect that a condemnation as to any portion or all of the Property is pending or contemplated, Seller shall promptly notify Purchaser and in any event within ten (10) days of the receipt of such notice. If the proposed or pending condemnation is one which could reasonably be expected to render any portion of the Property untenantable then Purchaser may, upon receipt of notice (or knowledge) of such event, cancel this Agreement within twenty (20) days after receipt of Seller's notice, the Earnest Money shall be returned to Purchaser, this Agreement shall terminate, and neither party shall have any further rights or obligations hereunder other than those rights and/or obligations which are expressly stated to survive expiration or termination of this Agreement. In the event that Purchaser shall not elect to terminate, then this Agreement shall remain in full force and effect, and Seller shall be entitled to all monies received or collected by reason of such condemnation prior to Closing. In such event, the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement except that there will be an abatement of the Purchase Price equal to the amount of the gross proceeds which are received by Seller prior to Closing by reason of such condemnation. If, however, Seller has not received any proceeds by reason of such condemnation prior to Closing and if Purchaser does not elect to terminate Purchaser's obligations under this Agreement, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall assign and transfer to Purchaser at the Closing by written instrument all of Seller's right, title, and interest in any condemnation awards.

      8.2 Casualty. If between the Effective Date of this Agreement and the Closing date all or any portion of the Property is damaged by fire or other casualty (not resulting solely from negligence of Purchaser), Purchaser may, within twenty (20) days after receipt of notice of such event from Sellers, cancel this Agreement, in which event the Earnest Money shall be immediately refunded and this Agreement shall terminate and neither party shall thereafter have any rights or obligations hereunder other than those rights and/or obligations which are expressly stated to survive expiration or termination of this Agreement. In the event that Purchaser shall not elect to terminate, then this Agreement shall remain in full force and effect and Purchaser shall proceed to close and take the Property as diminished by such events subject to a reduction in the Purchase Price applied against the cash payment otherwise due at Closing, which reduction shall be equal to the full repair and replacement cost of the above damages to, or diminution of, the Property as determined jointly by Sellers and Purchaser, or, if they do not agree, by an MAI appraisal prepared by an appraiser familiar with office and commercial property in Cincinnati, Ohio, such appraiser to be selected by Sellers' Broker ("Appraiser"). Purchaser may, in any such event, at Purchaser's option, accept insurance proceeds in lieu of a reduction of the Purchase Price. Sellers shall bear all risk of loss prior to Closing, and shall continue to maintain its existing fire and extended coverage insurance.

                                    ARTICLE 9
                                     BROKER

      Purchaser represents and warrants to Seller that it has dealt with no agent or broker who in any way have participated as the procuring cause of the sale of the Property. Seller represents and warrants to Purchaser that it has dealt with no agent or broker who has in any way participated as the procuring cause of the sale of the Property. Any fees or commissions which may be claimed shall be the sole responsibility of the party breaching the warranties aforesaid. Each party agrees to indemnify and hold harmless the other from and against any and all judgments, costs of suit, attorneys fees and other reasonable expenses which the other may incur by reason of any action or claim made against the other by any agent, advisor or intermediary appointed by or instructed by Seller or Purchaser, as the case may be, arising out of this Agreement or any subsequent sale of the Property to the Purchaser.

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                                   ARTICLE 10
              AGREEMENTS, REPRESENTATIONS AND WARRANTIES OF SELLER

      10.1 Seller's General Representations and Warranties. Seller represents, warrants, and covenants to Purchaser as to the following matters, and shall be deemed to remake all of the following representations, warranties, and covenants as of the date of Closing. The truth and accuracy of all of the following representations, warranties, and covenants shall be conditions precedent to Purchaser's obligation to close under this Agreement. As used in this Article 10, "Seller's knowledge" shall mean the actual knowledge of Mr. David Deye or Mr. Steve Lund.

            10.1.1 The execution and delivery of this Agreement by Seller, the execution and delivery of every other document and instrument delivered pursuant hereto by or on behalf of Seller, and the consummation of the transactions contemplated hereby have been duly authorized and validly executed and delivered by Seller, and will not: (i) constitute or result in the breach of or default under any oral or written agreement to which Seller is a party or which affects the Property; (ii) constitute or result in a violation of any order, decree, or injunction with respect to which the Seller and/or the Property is bound; (iii) cause or entitle any party to have a right to accelerate or declare a default under any oral or written agreement to which Seller is a party or which affects the Property; and/or (iv) violate any provision of any municipal, state or federal law, statutory or otherwise, to which Seller is or may be subject.

            10.1.2 The entering into of this Agreement and the consummation of the sale of the Property will not require Seller to obtain (either before or after the Closing) any consent, license, permit, waiver, approval, authorization, or other action of, by, or with respect to any non-governmental or governmental person or entity.

            10.1.3 To Seller's knowledge, there is no condition existing with respect to the maintenance, operation, use, or occupancy of the Property which violates any statute, ordinance, law, or code, nor has Seller received any notice, written or otherwise, from any governmental agency alleging violations of any law, statute, ordinance, or regulation relating to the Property; building, health, or fire codes; building, occupancy, or use restrictions; zoning ordinances, rules, or regulations; or any other such matters.

            10.1.4 To Seller's knowledge, there is no pending or threatened litigation, arbitration, administrative action or examination, claim, or demand whatsoever relating to the Property and no attachments, execution proceedings, liens, assignments, or insolvency proceedings are pending or threatened against Seller or the Property or contemplated by Seller. Seller is not contemplating the institution of insolvency proceedings.

            10.1.5 Seller has no knowledge of any pending or contemplated eminent domain, condemnation, or other governmental or quasi governmental taking of any part or all of the Property.

            10.1.6 To Seller's knowledge, there are no public improvements which have been ordered to be made and/or which have not heretofore been assessed, and there are no special, general, or other assessments pending, threatened against, affecting, or to affect the Property.

            10.1.7 All action required pursuant to this Agreement necessary to effectuate the transaction contemplated herein has been, or will be, taken promptly and in good faith by Seller and its agents.

            10.1.8 Between the date hereof and the Closing, Seller will continue to operate the Property in accordance with present standards. Seller will make and continue to make or cause to be made in and about the Property all repairs, restoration, replacements, and maintenance between the date hereof and the Closing date which may be necessary to maintain the Property in as good condition as exists as of the date hereof, whether such repairs, restorations, replacements, and maintenance are ordinary or extraordinary.

            10.1.9 Seller has paid or will pay in full all bills and invoices for labor and material of any kind arising from its ownership, operation, management, repair, maintenance, or leasing of the Property, and there are no actual or, to the best of Seller's knowledge (after due inquiry), potential mechanic's lien or other claims outstanding or available to any party in connection with the ownership, operation, management, repair, maintenance, or leasing of the Property.

            10.1.10 Between the Effective Date and the Closing date, Seller shall not cause any part of the Property to be alienated, encumbered, or transferred in favor of or to any party whatsoever. There are no purchase contracts, options, or any other agreements of any kind, oral or written, formal or informal, choate or inchoate, recorded or unrecorded, whereby any person or entity other than Seller will have acquired or will have any basis to assert any right, title, or interest in, or right to possession, use, enjoyment or proceeds of, any part or all of the Property.

      10.2 Survival of Seller's Representations and Warranties. All of the representations, warranties, and covenants made by Seller in Section 10.1shall survive the Closing for a period of one (1) year after delivery of the Deed, and any investigation of Purchaser and shall not merge in the Closing or in the Deed.

      10.3 Environmental Matters. Schedule 10.3 sets forth a correct and complete list of all Environmental Audits relating to the Property in Seller's possession (other than any internal assessments, reports, studies, memoranda, notes or other correspondence prepared by any officer, employee or attorney of Seller), and Seller has made available to Purchaser a true and complete copy of the Environmental Audits. Except as set forth in Schedule 10.3, Seller has not received any written notice from any governmental authority of any unlawful Release or violation of any Environmental Laws with respect to the Property which has not been cured or dismissed.

            10.3.1 Definitions

            "Environmental Audit" shall include, but not be limited to, investigations into Seller's past and present environmental practices, tests of air, soils, surface waters, groundwaters, and other matters located in, on, or about the Property, interviews with past and present employees of Seller and residents or property owners of real property near the Property, and reviews of all documents and permits related to Seller's environmental practices, whether in the possession of Seller, governmental entity, or third parties.

            "Environmental Laws" means any federal, state, or local environmental (or health and safety) law, statute, ordinance, rule or regulation now in effect or hereinafter promulgated.

            "Hazardous Materials" includes any toxic substances (as defined by the Toxic Substances Control Act, 15 U.S.C. ss.2601, et.seq., as amended from time to time, and regulations promulgated thereunder), hazardous wastes (as defined by the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et.seq., as amended from time to time, and regulations promulgated thereunder), hazardous substances (as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et.seq., as amended from time to time, and regulations promulgated thereunder), or any other pollutants or dangerous substances regulated pursuant to Environmental Laws, and shall include, without limitation, asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), oil, petroleum products and fractions, underground storage tanks, whether empty, filled or partially filled with any substance (regulated or otherwise), any substance or material the presence of which on the Property is prohibited by any Environmental Laws and any other substance or material which requires special handling or notification of any federal, state or local governmental entity regarding collection, storage, treatment or disposal.

            "Release" means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

            10.3.2 Supplemental Environmental Warranty and Representation. Seller makes the following additional warranties, representations and covenants:

            (i) To Seller's knowledge, there is no litigation, enforcement or permit revocation action, or proceeding related to compliance with any applicable Environmental Laws, pending or threatened against Seller;

            (ii) Seller is not aware of any environmental condition, or any Release, on, at, or relating to the Property, or in the vicinity of the Property, that could give rise to an action or liability under any law, statute, rules, regulation, ordinance, or common law theory;

            (iii) To Seller's knowledge, Seller is not currently (a) generating, transporting or disposing of Hazardous Materials, or (b) handling, manufacturing, possessing, or storing any Hazardous Materials in violation of Environmental Laws;

            (iv) To Seller's knowledge, the Property has not been used for the disposal of Hazardous Materials and has not been contaminated by any Hazardous Materials;

            (v) To Seller's knowledge, there are not presently, nor have there ever been , any underground storage tanks located on the Property; and

            (vi) To Seller's knowledge, the Property does not contain any wetlands.

      10.4 RELEASE OF SELLER FOR ENVIRONMENTAL LIABILITIES. NOTWITHSTANDING ANY INDEMNIFICATION OBLIGATION OF SELLER UNDER THIS AGREEMENT, PURCHASER DOES HEREBY FOREVER RELEASE AND DISCHARGE SELLER FROM ANY AND ALL CLAIMS OF VIOLATIONS OF ENVIRONMENTAL LAWS AND ANY OTHER ENVIRONMENTAL LIABILITIES, WHETHER NOW KNOWN OR UNKNOWN TO PURCHASER; PROVIDED, HOWEVER, THAT SUCH RELEASE AND DISCHARGE SHALL NOT APPLY TO ANY INDEMNIFICATION OBLIGATION OF SELLER TO THE EXTENT RESULTING FROM A BREACH OF SELLER'S REPRESENTATION OR WARRANTY SET FORTH IN SECTION 10.3.

      10.5 LIMITATION ON SELLER'S REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY CLOSING DOCUMENTS, (I) THE PURCHASE OF THE PROPERTY SHALL BE ON AN "AS IS", "WHERE IS", "WITH ALL FAULTS BASIS", SUBJECT TO REASONABLE WEAR AND TEAR FROM THE DATE OF THIS AGREEMENT UNTIL CLOSING, AND (II) SELLER NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR ANY PORTION THEREOF, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY OR ANY PORTION THEREOF, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY, (C) THE COMPLIANCE OF THE PROPERTY OR ANY PORTION THEREOF WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, OR (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER INFORMATION SET FORTH IN THE MATERIALS PROVIDED TO PURCHASE WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER.

      PURCHASER ACKNOWLEDGES AND AGREES THAT AS OF THE EXPIRATION OF THE INSPECTION PERIOD, PURCHASER (I) SHALL HAVE HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY, INCLUDING REVIEWING ALL DUE DILIGENCE DOCUMENTS AND MATERIALS AND OBTAINING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISIONS AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY; (II) WILL BE SATISFIED WITH THE RESULTS OF ITS DUE DILIGENCE REVIEW OF THE PROPERTY; (III) WILL BE RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT AND THE CLOSING DOCUMENTS IN PURCHASING THE PROPERTY; AND (IV) WILL NOT BE RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY SELLER OR ANY OF ITS SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONSULTANTS, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING.

                                   ARTICLE 11
                                   ASSIGNMENT

      Purchaser shall not assign this Agreement or any interest therein to any person or entity, without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion. Notwithstanding the foregoing, Purchaser shall have the right to designate any affiliate as its nominee to receive title to the Property, or assign all of its right, title and interest in this Agreement to any affiliate or any person with whom Purchaser will enter into a joint venture to purchase, develop and operate the Property by providing written notice to Seller no later than ten (10) days prior to the Closing; provided, however, that (i) such affiliates remains an affiliate of Purchaser;
(ii) Purchaser shall not be released from any of its liabilities and obligations under this Agreement by reason of such designation or assignment; and (iii) such designation or assignment shall not be effective until Purchaser has provided Seller with a fully executed copy of such designation or assignment and assumption instrument, which shall (a) provide that such designee or assignee shall be jointly and severally liable for all liabilities and obligations of Purchaser under this Agreement, (b) provide that Purchaser and its designee or assignee agree to pay any additional transfer tax as a result of such designation or assignment, (iv) include a representation and warranty in favor of Seller that all representations and warranties made by Purchaser in this Agreement are true and correct with respect to such designee or assignee as of the date of such designation or assignment, and will be true and correct as of the Closing, and (v) otherwise be in form and substance reasonably satisfactory to Seller.

                                   ARTICLE 12
                                     NOTICES

      All notices, demands, consents, statements, requests, or other communications hereunder, or required by law, shall be in writing, and shall be deemed properly delivered when and if (a) personally delivered, (b) sent to the telecopier number listed herein (after telephonic confirmation of receipt), (c) delivered by overnight private courier service which in the ordinary course of its business maintains a record of receipt of each of its deliveries, or (d) mailed United States, mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the parties hereto and other persons, at their respective addresses set forth in the Basic Terms or as they may hereafter specify by written notice delivered in accordance herewith.

      Notices shall be deemed to have been given at the time of delivery if hand delivered (or if delivery is refused or cannot be effected during normal business hours); date of record of receipt if deposited with any private courier service, or if sent by United States mail, or on the day telephonic confirmation of receipt of telecopy is obtained if sent via telecopier.

      A person receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.

                                  ARTICLE 13
                                   EXPENSES

      Seller shall promptly pay any transfer tax or conveyance fee in connection with the sale of the Property. Purchaser shall pay recording charges, the survey costs, and the title insurance premium. Any other miscellaneous Closing expenses properly allocable to both parties (including but not limited to license transfer fees) shall be paid for by Purchaser and Seller as to one-half (1/2) each. Each party shall pay for its own legal and accounting fees and incidental expenses.

                                  ARTICLE 14
                               TAX-FREE EXCHANGE

      14.1 Purchaser's Replacement Property. Purchaser may assign Purchaser's rights in this Agreement to a qualified intermediary in order to complete a tax-free exchange under Section 1031 of the Internal Revenue Code. Seller agrees to cooperate with Purchaser and intermediary as reasonably requested; however, Seller will not be required to incur any liability, cost or expense or undertake any additional responsibilities as a result of the exchange. Seller understands that the qualified intermediary will not be assuming Purchaser's obligations; accordingly, Seller will look solely to Purchaser for the performance of Purchaser's obligations, and will release the qualified intermediary from any responsibility for the breach of Purchaser's obligations under this Agreement. If the exchange documents so provide, Seller agrees to convey the Property by direct deed to Purchaser.

      14.2 Seller's Replacement Property. Purchaser acknowledges that Seller has the option to qualify this transaction as part of a tax deferred exchange under
Section 1031 of the Internal Revenue Code. Purchaser agrees to cooperate with Seller in the exchange provided Purchaser incurs no additional liability, costs or expense (or in the alternative any costs or expenses to be incurred by Purchaser are paid by Seller).

                                   ARTICLE 15
                                  MISCELLANEOUS

      15.1 Waiver of Rent. Purchaser agrees that after the Effective Date of this Agreement and up through the date of Closing, it will waive any rent due by Seller to Purchaser for the lease of space located at 1333 West 7th Street, Cincinnati, Hamilton County, Ohio (the "Lease Space"). In the event that Purchaser does not purchase the Property and this Agreement terminates, then the parties agree that Seller will immediately resume paying rent to Purchaser for the Lease Space.

      15.2 Disclosure; Press Release. Each party agrees to use its reasonable best efforts not to disclose this Agreement or the transactions contemplated hereby other than as required by law and other than to that party's financial, legal and accounting advisors without the prior written consent of the other party hereto. Neither party shall issue or make any public announcement, whether oral or written, of the sale of the Property or with respect to this agreement unless otherwise required by law and, if so required by law, without first giving the other party the opportunity to review and comment upon the contents of the notice or other statement.

      15.3 Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, any words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

      15.4 Attorneys' Fees. If either party commences an action against the other to enforce any of the terms of this Agreement or because of the breach by either party of any of the terms hereof, the losing or defaulting party shall pay to the prevailing party its reasonable attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action. The term "prevailing party" means the party obtaining substantially the relief sought, whether by compromise, settlement or judgment.

      15.5 Captions. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit, or prescribe the scope or intent of this Agreement or any part hereof.

      15.6 Construction. No provision of this Agreement shall be construed by any court or other judicial authority against any party hereto by reason of such party's being deemed to have drafted or structured such provision.

      15.7 Entire Agreement. This Agreement constitutes the entire contract between the parties hereto and supersedes all prior agreements, arrangements or understandings, if any, there are no other oral or written promises, conditions, representations, understandings or terms of any kind as conditions or inducements to the execution hereof and none have been relied upon by either party. This Agreement may not be amended, modified or supplemented except by means of a writing executed by both parties.

      15.8 Time of Essence. Time is of the essence in this transaction.

      15.9 Original Document. This Agreement may be executed by the parties in counterparts, each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same Agreement.

      15.10 Governing Law. This Agreement shall be construed, and the rights and obligations of Seller and Purchaser hereunder shall be determined, in accordance with the internal substantive laws of the State of Ohio.

      15.11 Non-Merger. In addition to the specific language of non-merger found in certain sections of this Agreement, any provision hereof which by its term is to be or would be performed after the Closing shall survive the Closing and shall not merge in the Closing or in the Deed, except as specifically provided to the contrary herein.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

      Executed as of the day and year first above written.

                                     SELLER:

                                     ADAM WUEST CORPORATION, a Delaware
                                     corporation

                                     By: /s/ Antony J. Lestingi
                                        ----------------------------------------
                                     Name:  Antony J. Listingi
                                     Title: Manager


                                     PURCHASER:

                                     BUDIG REALTY LLC., an Ohio limited
                                     liability company

                                     By: /s/ David W. Deye
                                        ----------------------------------------
                                     Name: David W. Deye
                                     Title: President